SECOND AMENDMENT TO LEASE

This SECOND AMENDMENT TO LEASE ("Second Amendment") is made and entered into as of the 25th day of September, 2014, by and between TPSC IV LLC, a Delaware limited liability company ("Landlord"), and SEQUENOM, INC., a Delaware corporation ("Tenant").

RECITALS:

A. Landlord and Tenant entered into that certain Lease dated March 29, 2000 (the
"Original Lease"), as amended by that certain Amendment Number One to Lease dated March
29, 2000 dated September 9, 2005 (the "First Amendment") (the Original Lease and the First
Amendment shall be collectively referred to herein as the "Lease"), whereby Landlord leases to Tenant and Tenant leases from Landlord the Property (as that term is defined in the Original Lease), which Property includes that certain building (the "Building") comprised 82,500 gross square feet of Building Area and located at 3595 John Hopkins Court, San Diego, California
92121.

B. The parties desire to extend the Term of the Lease and to otherwise amend the
Lease on the terms and conditions set forth in this Second Amendment.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Terms. All capitalized terms when used herein shall have the same respective meanings as are given such terms in the Lease unless expressly provided otherwise in this Second Amendment.

2. Extended Term. The Term is currently scheduled to expire on September 30,
2015 (the "Current Expiration Date"). Landlord and Tenant hereby agree to extend the Term through and including September 30, 2025, on the terms and conditions set forth in this Second Amendment, unless sooner terminated as provided in the Lease, as amended. For purposes of this Second Amendment, the ten (10) year and nine (9) month period commencing on January 1,
2015 (notwithstanding that such date occurs prior to the Current Expiration Date, the "Extended Term Commencement Date") and ending on September 30, 2025 shall be referred to herein as the "Extended Term."

3. Basic Rent. Prior to the Extended Term Commencement Date, Tenant shall continue to pay Basic Rent for the Property in accordance with the terms of Article 3 of the Original Lease. Notwithstanding any provision to the contrary contained in the Lease, commencing on the Extended Term Commencement Date, and continuing throughout the remainder of the Extended Term, Tenant shall pay, in accordance with the terms of Article 3 of the Original Lease, Basic Rent for the Property as follows:

Approximate Monthly

Period During	Annual	Monthly Installment	Per Square Foot of
Extended Term	Basic Rent	of Basic Rent
January 1,2015 - December 31, 2015	$2,425,500.00	$202,125.00	$2.45
January 1,2016 - December 31, 2016	$2,492,201.28	$207.683.44	$2.52
January 1,2017 - December 31, 2017	$2,560,736.76	$213,394.73	$2.59
January 1,2018 - December 31, 2018	$2,631,157.08	$219,263.09	$2.66
January 1,2019 - December 31, 2019	$2,703,513.84	$225,292.82	$2.73
January 1, 2020 - December 31, 2020	$2,777,860.44	$231,488.37	$2.81
January 1,2021 - December 31, 2021	$2,854,251.60	$237,854.30	$2.88
January 1, 2022 - December 31, 2022	$2,932,743.48	$244,395.29	$2.96
January 1, 2023 - December 31, 2023	$3,013,393.92	$251,116.16	$3.04
January 1, 2024 - December 31, 2024	$3,096,262.20	$258,021.85	$3.13
January 1,2025 - September 30, 2025	N/A	$265,117.45	$3.21

4. Additional Rent. Tenant shall continue to be obligated to pay Additional Rent during the Extended Term.

5. Termination Right.
5.1 Exercise of Termination Right. Tenant shall have the one-time right to terminate and cancel the Lease, as amended, effective as of September 30, 2022 (the "Termination Date"), provided that, not later than September 30, 2021, Landlord receives (i) written notice from Tenant (the "Termination Notice") that Tenant intends to terminate the Lease, as amended, pursuant to the terms of this Section 5, and (ii) payment in the amount of One Million One Hundred Fifty Thousand and 00/100 Dollars ($1,150,000.00) (the "Termination Fee") as consideration for such early termination.

5.2 Termination of Lease. Provided that Tenant timely elects to terminate the Lease, as amended, in accordance with Section 5.1, above, the Lease, as amended, shall automatically terminate and be of no further force or effect, and Landlord and Tenant shall be relieved of their respective obligations under the Lease, as amended, as of the Termination Date, except with respect to those obligations set forth in the Lease, as amended, which specifically survive the expiration or earlier termination of the Lease, as amended, including, without limitation, the payment by Tenant of all amounts owed by Tenant under the Lease, as amended, as of and up to the Termination Date. The termination right contained in this Section 5 shall be personal to the tenant originally named herein (the "Original Tenant") and any Affiliate of the Original Tenant to whom the Lease, as amended, is assigned pursuant to Article 12 below (an "Affiliate Assignee"), and may only be exercised by Original Tenant or its Affiliate Assignee (and not by any other assignee, sublessee or other Transferee of Tenant's interest in this Lease).

5.3 No Tenant Default. Notwithstanding anything to the contrary contained in this Section 5, Tenant shall have no right to exercise the termination right set forth in this Section 5 if Tenant is in economic or material non-economic default under the Lease, as amended (beyond any applicable notice and cure periods), as of the date of Tenant's delivery to Landlord of the Termination Notice. If Tenant is in economic or material non-economic default under the Lease, as amended (beyond any applicable notice and cure periods), following Tenant's delivery to Landlord of the Termination Notice but prior to the Termination Date, then, at Landlord's option, the Termination Notice shall be null and void and of no further force or effect unless Tenant cures such default prior to the earlier of (i) the date Landlord terminates this Lease as a result of such default be Tenant, and (ii) the Termination Date.

6. Landlord Exculpation. The liability of Landlord, its partners, subpartners and their respective officers, agents, servants, employees, lenders, any property manager and independent contractors (collectively, the "Landlord Parties") to Tenant for any default by Landlord under the Lease, as amended, or arising in connection herewith or with Landlord's operation, management, leasing, repair, renovation, alteration or any other matter relating to the Property or the Building shall be limited solely and exclusively to an amount which is equal to the interest of Landlord in the Property. Neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. The limitations of liability contained in this Section 6 shall inure to the benefit of Landlord's and the Landlord Parties' present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord’s obligations under the Lease, as amended.

Notwithstanding any contrary provision herein, neither Landlord nor the Landlord Parties shall be liable under any circumstances for consequential damages, injury or damage to, or interference with, Tenant's business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring, or loss to inventory, scientific research, scientific experiments, laboratory animals, products, specimens, samples, and/or scientific, business, accounting and other records of every kind and description kept at the Property and any and all income derived or derivable therefrom.    Further, neither Tenant nor its partners, subpartners and their respective officers, agents, servants, employees, lenders, any property manager and independent contractors, shall be liable under any circumstances for consequential damages, injury or damage to, or interference with, Landlord's business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring, except in connection with a holding over for more than thirty (30) days by Tenant pursuant to Section 2.5 of the Original Lease (and Section 2.5 is hereby amended to provide that Tenant shall not be liable to Landlord for consequential damages, including but not limited to any claims made by a succeeding tenant by reason of such delay, unless Tenant holds over for more than thirty (30) days).

7. Code Waiver. Notwithstanding any provision to the contrary contained in the Lease, as amended hereby, as of the date of this Second Amendment, for purposes of clarifying the parties intentions and obligations under the terms of Section 3.5 of the Original Lease, Tenant hereby irrevocably waives and relinquishes any and all rights, benefits, or protections, if any, Tenant now has, or in the future may have, under Section 1950.7 of the California Civil Code, and any successor statute.

8. Broker. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Second Amendment other than Hughes Marino, Inc. (the "Broker"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Second Amendment. Landlord shall pay a commission to the Broker in connection with this Second Amendment pursuant to a separate agreement between Landlord and the Broker. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Broker occurring by, through, or under the indemnifying party. The terms of this Section 8 shall survive the expiration or earlier termination of the term of the Lease, as amended.

9. Condition of Property. Tenant hereby acknowledges that Tenant is currently in possession of the Property, and that, except as set forth in this Second Amendment, neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Property or the Building, or with respect to the suitability of the foregoing for the conduct of Tenant's business; provided that the foregoing acknowledgment shall not be deemed to void or to otherwise limit Landlord's ongoing repair and maintenance obligations expressly set forth in the Lease. Except as specifically set forth herein or in the Tenant Work Letter attached hereto as Exhibit A (the “Tenant Work Letter"), Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Property or the Building, and Tenant shall continue to accept the Property and the Building in its "as is" condition as of the date of this Second Amendment. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Building has not undergone inspection by a Certified Access Specialist (CASp).

10. Option to Extend. Tenant hereby agrees and acknowledges that in consideration of the extension of the Term of the Lease as provided under this Second Amendment, and the granting of a new option to extend as set forth below, the extension option set forth in Section 2.6 of the Original Lease shall be deemed null and void and without further force and effect, and, accordingly, effective as of the date of this Second Amendment, Section 2.6 of the Original Lease, and all references in the Original Lease to "the Extension Term" are hereby deleted in their entirety and of no further force or effect.

10.1 Option Right. Landlord hereby grants to the Original Tenant and its Affiliate Assignee one (1) option (the "Option") to extend the Term for a period of five (5) years (the "Option Term"), with respect to the entire Premises, which option shall be exercisable only by written notice delivered by Tenant to Landlord as provided below, provided that, as of the date of delivery of such notice, Tenant is not in default under this Lease, and has not previously been in default under the Lease, as amended, more than once. Upon the proper exercise of such option to extend, and provided that, at Landlord's option, as of the end of the Term, Tenant is not in default under this Lease, and, at Landlord's option, Tenant has not previously been in default under this Lease more than once, the Term, as it applies to the Premises, shall be extended for a period of five (5) years. The rights contained in this Section 10 shall be personal to the Original Tenant and its Affiliate Assignee and may be exercised by the Original Tenant or its Affiliate Assignee only (and not by any other assignee, sublessee or transferee of Tenant's interest in this Lease).

10.2 Exercise of Option. If Tenant wishes to exercise the Option, then Tenant shall deliver written notice (the "Extension Notice") to Landlord not more than fifteen (15) months nor less than twelve (12) months prior to the expiration of the Term, stating that Tenant thereby exercises the Option. In the event that Tenant so exercises the Option, this Lease shall continue in full force and effect for the duration of the Option Term.

10.3 Rental During Option Term. The annual Rent payable by Tenant during the Option Term (the "Option Rent") shall be equal to the "Fair Rental Value," as that term is defined below, for the Property as of the commencement date of the Option Term. The "Fair Rental Value," as used in this Lease, shall be equal to the annual rent per rentable square foot (including additional rent and considering any "base year" or "expense stop" applicable thereto), including all escalations, at which tenants (pursuant to leases consummated within the twelve (12) month period preceding the first day of the Option Term), are leasing non-sublease, non encumbered, non-equity space which is not significantly greater or smaller in size than the subject space, for a comparable lease term, in an arm's length transaction, which comparable space is located in the "Comparable Buildings," as that term is defined in this Section 10.3, below (transactions satisfying the foregoing criteria shall be known as the "Comparable Transactions"), taking into consideration the following concessions (the "Concessions"): (a) rental abatement concessions, if any, being granted such tenants in connection with such comparable space; (b) tenant improvements or allowances provided or to be provided for such comparable space, and taking into account the value, if any, of the existing improvements in the subject space; and (c) other reasonable monetary concessions being granted such tenants in connection with such comparable space; provided, however, that in calculating the Fair Rental Value, no consideration shall be given to (i) the fact that Landlord is or is not required to pay a real estate brokerage commission in connection with Tenant's exercise of its right to extend the Term, or the fact that landlords are or are not paying real estate brokerage commissions in connection with such comparable space, and (ii) any period of rental abatement, if any, granted to tenants in comparable transactions in connection with the design, permitting and construction of tenant improvements in such comparable spaces. The Fair Rental Value shall additionally include a determination as to whether, and if so to what extent, Tenant must provide Landlord with an increased Security Deposit (which may be in the form of a letter of credit), for Tenant's Rent obligations in connection with Tenant's lease of the Property during the Option Term. Such determination shall be made by reviewing the extent of financial security then generally being imposed in Comparable Transactions from tenants of comparable financial condition and credit history to the then existing financial condition and credit history of Tenant (with appropriate adjustments to account for differences in the then-existing financial condition of Tenant and such other tenants). The Concessions (A) shall be reflected in the effective rental rate (which effective rental rate shall take into consideration the total dollar value of such Concessions as amortized on a straight-line basis over the applicable term of the Comparable Transaction (in which case such Concessions evidenced in the effective rental rate shall not be granted to Tenant)) payable by Tenant, or (B) at Landlord's election, all such Concessions shall be granted to Tenant in kind. The term "Comparable Buildings" shall mean the Building and those other first-class institutionally-owned mid- and high-rise office buildings located in the Torrey Pines area of San Diego, California.

10.4 Determination of Option Rent. In the event Tenant timely and appropriately exercises an option to extend the Term, Landlord shall notify Tenant of Landlord's determination of the Option Rent on or before the date which occurs six (6) months prior to the expiration of the Extended Term. If Tenant, on or before the date which is thirty (30) days following the date upon which Tenant receives Landlord's determination of the Option Rent, in good faith objects to Landlord's determination of the Option Rent, then Landlord and Tenant shall attempt to agree upon the Option Rent using their best good-faith efforts. If Landlord and Tenant fail to reach agreement within thirty (30) days following Tenant's objection.to the Option Rent (the "Outside Agreement Date"), then each party shall make a separate determination of the Option Rent, as the case may be, within five (5) days, and such determinations shall be submitted to arbitration in accordance with Sections 10.4.1 through 10.4.7, below. If Tenant fails to object to Landlord's determination of the Option Rent within the time period set forth herein, then Tenant shall be deemed to have accepted Landlord's determination of Option Rent.

10.4.1 Landlord and Tenant shall each appoint one arbitrator who shall be, at the option of the appointing party, a real estate broker, appraiser or attorney who shall have been active over the five (5) year period ending on the date of such appointment in the leasing or appraisal, as the case may be, of commercial office properties in North San Diego, California. The determination of the arbitrators shall be limited solely to the issue of whether Landlord's or Tenant's submitted Option Rent is the closest to the actual Option Rent, taking into account the requirements of Section 10.3 of this Second Amendment, as determined by the arbitrators. Each such arbitrator shall be appointed within fifteen (15) days after the Outside Agreement Date. Landlord and Tenant may consult with their selected arbitrators prior to appointment and may select an arbitrator who is favorable to their respective positions. The arbitrators so selected by Landlord and Tenant shall be deemed "Advocate Arbitrators."

10.4.2 The two (2) Advocate Arbitrators so appointed shall be specifically required pursuant to an engagement letter within ten (10) days of the date of the appointment of the last appointed Advocate Arbitrator to agree upon and appoint a third arbitrator ("Neutral Arbitrator") who shall be qualified under the same criteria set forth herein above for qualification of the two Advocate Arbitrators, except that neither the Landlord or Tenant or either parties' Advocate Arbitrator may, directly or indirectly, consult with the Neutral Arbitrator prior or subsequent to his or her appearance. The Neutral Arbitrator shall be retained via an engagement letter jointly prepared by Landlord's counsel and Tenant's counsel.

10.4.3 The three arbitrators shall, within thirty (30) days of the appointment of the Neutral Arbitrator, reach a decision as to whether the parties shall use Landlord's or Tenant's submitted Option Rent, and shall notify Landlord and Tenant thereof.

10.4.4 The decision of the majority of the three arbitrators shall be binding upon Landlord and Tenant.

10.4.5 If either Landlord or Tenant fails to appoint an Advocate Arbitrator within fifteen (15) days after the Outside Agreement Date, then either party may petition the presiding judge of the Superior Court of San Diego County to appoint such Advocate Arbitrator subject to the criteria in Section 10.4.1 of this Lease, or if he or she refuses to act, either party may petition any judge having jurisdiction over the parties to appoint such Advocate Arbitrator.

10.4.6 If the two (2) Advocate Arbitrators fail to agree upon and appoint the Neutral Arbitrator, then either party may petition the presiding judge of the Superior Court of San Diego County to appoint the Neutral Arbitrator, subject to criteria in Section 10.4.2 of this Lease, or if he or she refuses to act, either party may petition any judge having jurisdiction over the parties to appoint such arbitrator.

10.4.7 The cost of the arbitration shall be paid by Landlord and Tenant equally.

10.5 In the event that the Option Rent shall not have been determined pursuant to the terms hereof prior to the commencement of the Option Term, Tenant shall be required to pay the Option Rent initially provided by Landlord to Tenant, and upon the final determination of the Option Rent, the payments made by Tenant shall be reconciled with the actual amounts of Option Rent due, and the appropriate party shall make any corresponding payment to the other party.

10.6 Termination of Option Right. The option right granted herein shall terminate upon the failure by Tenant to exercise its option right in accordance with this Section 10.

11. Damage or Destruction. Notwithstanding any provision to the contrary contained in the Lease, effective as of the date of this Second Amendment, the following provision shall be added to the end of Section 14.1(a) of the Original Lease:

"Notwithstanding the terms of Article 14 of this Lease, in the event more than
$500,000.00 of the cost to repair such damage or destruction is not covered by
Landlord's insurance policies, Landlord may elect not to rebuild and/or restore the
Property and/or the Building, and instead terminate this Lease, by notifying Tenant in writing of such termination within thirty (30) days after the date of discovery of the damage, such notice to include a termination date giving Tenant sixty (60) days to vacate the Property."

12. Compliance with Laws. Notwithstanding any provision to the contrary contained in the Lease, as amended hereby, Landlord shall, at Landlord's sole cost and expense (and not as part of Operating Expenses), comply with all Requirements relating to the structural portions of the Building and all portions of the Property outside the Building (for example, compliance with the Americans With Disabilities Act in parking lot and other building code requirements), but only to the extent (i) such obligations are not triggered by either (A) alterations, additions or improvements (including, without limitation, the Second Amendment Tenant Improvements) which have been made by Tenant to the Property, to the extent such alterations, additions or improvements are not normal and customary improvements for the uses permitted in accordance with the Scientific Research Zoning Ordinance of the City of San Diego and the Torrey Pines Science Center Planned Industrial Development, or (B) Tenant's use of the Property for any use which is not a permitted use in accordance with the Scientific Research Zoning Ordinance of the City of San Diego and the Torrey Pines Science Center Planned Industrial Development, and (ii) Landlord's failure to comply therewith would prohibit Tenant from obtaining or maintaining a certificate of occupancy for the Building, or would unreasonably and materially affect the safety of Tenant's employees or create a significant health hazard for Tenant's employees, or would otherwise materially and adversely affect Tenant's use of or access to the Property.
13. Notices. Notwithstanding any provision contained in the Lease to the contrary, effective as of the date of this Second Amendment, any notices to Landlord and Tenant shall be sent, transmitted,

or delivered, as the case may be, in accordance with the terms of Section 18.1 of the Original Lease to the following addresses:
If to Landlord: TPSCIVLLC
c/o HCP, Inc.
400 Oyster Point Blvd., Suite 409
South San Francisco, CA 94080
Attn: Jon Bergschneider
Fax: (650) 875-1003

with a copy to:

TPSCIV LLC
c/o RCP, Inc.
3760 Kilroy Airport Way, Suite 300
Long Beach, CA 90806-2473
Attn: Legal Department
Fax: (562) 733-5219
And
Allen Matkins Leek Gamble Mallory & Natsis LLP
190 1 Avenue of the Stars, Suite 1800
Los Angeles, California 90067

Attention:	Anton N. Natsis, Esq. Fax: (310) 788-2410

If to Tenant:

At the Building
Attention: Jeff Linton, Senior Vice President and General Counsel

14. Energy Performance Disclosure Information. Tenant hereby acknowledges that Landlord may be required to disclose certain information concerning the energy performance of the Building pursuant to California Public Resources Code Section 25402.10 and the regulations adopted pursuant thereto (collectively the "Energy Disclosure Requirements").

Tenant hereby acknowledges prior receipt of the Data Verification Checklist, as defined in the Energy Disclosure Requirements (the "Energy Disclosure Information"), and agrees that Landlord has timely complied in full with Landlord's obligations under the Energy Disclosure Requirements. Tenant acknowledges and agrees that (i) Landlord makes no representation or warranty regarding the energy performance of the Building or the accuracy or completeness of the Energy Disclosure Information, (ii) the Energy Disclosure Information is for the current occupancy and use of the Building and that the energy performance of the Building may vary depending on future occupancy and/or use of the Building, and (iii) Landlord shall have no liability to Tenant for any errors or omissions in the Energy Disclosure Information. If and to the extent not prohibited by applicable laws, Tenant hereby waives any right Tenant may have to receive the Energy Disclosure Information, including, without limitation, any right Tenant may have to terminate the Lease, as amended, as a result of Landlord's failure to disclose such information. Further, Tenant hereby releases Landlord from any and all losses, costs, damages, expenses and/or liabilities relating to, arising out of and/or resulting from the Energy Disclosure Requirements, including, without limitation, any liabilities arising as a result of Landlord's failure to disclose the Energy Disclosure Information to Tenant prior to the execution of this Second Amendment. Tenant's acknowledgment of the AS-IS condition of the Property (except as specifically set forth in this Second Amendment and the Tenant Work Letter) pursuant to the terms of this Lease shall be deemed to include the energy performance of the Building. Tenant further acknowledges that pursuant to the Energy Disclosure Requirements, Landlord may be required in the future to disclose information concerning Tenant's energy usage to certain third parties, including, without limitation, prospective purchasers, lenders and tenants of the Building (the "Tenant Energy Use Disclosure"). Tenant hereby (A) consents to all such Tenant Energy Use Disclosures, and (B) acknowledges that Landlord shall not be required to notify Tenant of any Tenant Energy Use Disclosure. Further, Tenant hereby releases Landlord from any and all losses, costs, damages, expenses and liabilities relating to, arising out of and/or resulting from any Tenant Energy Use Disclosure. The terms of this Section 14 shall survive the expiration or earlier termination of this Lease.

15. Modification to Operating Expenses. Notwithstanding any provision to the contrary contained in the Lease, as amended hereby, effective as of the Extended Term Commencement Date, the following shall apply:

15.1 Item (v) of Section 6.2 of the Original Lease shall be amended and restated in its entirety as follows:

"the cost of capital improvements or other costs incurred in connection with the Property that are required under any governmental law or regulation, specifically excluding any costs which are Landlord's responsibility under Section 12 of the Second Amendment; provided, however, that any capital expenditure shall be amortized (including interest on the amortized cost) over its useful life (as reasonably determined by Landlord);"

15.2 The reference to "(to the extent such items do not constitute capital improvements) unless such costs are amortized over the useful life of the item" in Item (1) of Section 6.2 of the Original Lease shall be amended and restated in its entirety as follows: ", except as specifically set forth in Item (v) above;"

15.3 The following provisions shall be added to Section 6.2 of the Original
Lease immediately following Item (1) of Section 6.2 of the Original Lease:

"(m) costs incurred in connection with any expansion or renovation of the Building or Property, except as specifically set forth in Item (v) above; (n) costs incurred to comply with any governmental law or regulation relating to the removal, remediation, treatment or containment of any "hazardous substance" (as that term is defined in Section 10.6(a) of this Lease), the terms of which shall be governed by Section 10.6 of this Lease and Section 12 of the Second Amendment; and (n) costs relating to the landscaping of the Property to the extent that Tenant contracts, and directly pays, for such landscaping."

16. Hazardous Substances. Notwithstanding anything contained in Section 10.6 of the Lease, Tenant will not be liable to Landlord for any hazardous substances which were not brought onto the Property by Tenant, its employees, contractors, agents or third parties under the control of Tenant.

17. No Further Modification. Except as specifically set forth in this Second Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

[signature page to follow]

IN WITNESS WHEREOF, this Second Amendment has been executed as of the day and year first above written.

"LANDLORD"
TPSCIV LLC,
A Delaware limited Liability Company

By:

Name: ------------------------

"TENANT"
SEQUENOM, INC.,
a Delaware corporation
By:
Name: --------------------------

WORK LETTER
EXHIBIT A

This Tenant Work Letter shall set forth the terms and conditions relating to the construction of the tenant improvements in the Building. This Tenant Work Letter is essentially organized chronologically and addresses the issues of the construction of the tenant improvements in the Building, in sequence, as such issues will arise during the actual construction of the tenant improvements in the Building. All references in this Tenant Work Letter to Articles or Sections of "this Second Amendment" shall mean the relevant portion of the Second Amendment to which this Tenant Work Letter is attached as Exhibit A and of which this Tenant Work Letter forms a part, and all references in this Tenant Work Letter to Sections of "this Tenant Work Letter" shall mean the relevant portion of Sections 1 through 5 of this Tenant Work Letter. All references in this Tenant Work Letter to the "Lease" shall mean the relevant portions of the Lease as defined in the Second Amendment. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Second Amendment.

SECTION 1

CONDITION OF PROPERTY

Except as expressly set forth in this Tenant Work Letter and the Second Amendment, Tenant shall continue to accept the Property from Landlord in its presently existing, "as-is" condition.

SECTION 2

SECOND AMENDMENT TENANT IMPROVEMENTS

2.1 Second Amendment Tenant Improvement Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the "Second Amendment Tenant Improvement Allowance") in the amount of One Million Two Hundred Thirty-Seven Thousand Five Hundred and 00/100 Dollars ($1,237,500.00, i.e., $15.00 per gross square foot of Building Area of the Building), for the costs relating to the initial design and construction of Tenant's improvements, which are permanently affixed to the Building (the "Second Amendment Tenant Improvements"). In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Second Amendment Tenant Improvement Allowance. Further, notwithstanding the foregoing or any provision to the contrary contained herein, in no event shall Landlord be obligated to make any disbursements pursuant to this Tenant Work Letter in a total amount which exceeds Three Hundred Thousand and 00/100 Dollars ($300,000.00) for any costs incurred in connection with any "Second Amendment Tenant Improvement Allowance Items," as that term is defined in Section 2.2.1 below, which costs arise or accrue on or before December 31, 2014. In the event that the Second Amendment Tenant Improvement Allowance is not fully utilized by Tenant on or before December 31, 2016, then such unused amounts shall revert to Landlord, and Tenant shall have no further rights with respect thereto. All Second Amendment Tenant Improvements for which the Second Amendment Tenant Improvement Allowance has been made available shall be deemed Landlord's property under the terms of the Lease; provided, however, Landlord may, by written notice to Tenant at the time of Landlord's approval of the "Approved Working Drawings," as that term is defined in Section 3.4, below, require Tenant, at Tenant's expense, to remove any Second Amendment Tenant Improvements and to repair any damage to the Property and Building caused by such removal and return the affected portion of the Property and/or Building to their condition existing prior to the installment of such Second Amendment Tenant Improvements. Tenant may elect to construct the Second Amendment Tenant Improvements in phases, in which case each phase will be subject to the terms of this Tenant Work Letter.

2.2 Disbursement of the Second Amendment Tenant Improvement Allowance.

2.2.1 Second Amendment Tenant Improvement Allowance Items. Except as otherwise set forth in this Tenant Work Letter, the Second Amendment Tenant Improvement Allowance shall be disbursed by Landlord only for the following items and costs (collectively the "Second Amendment Tenant Improvement Allowance Items"):

2.2.l.1 Payment of the fees of the "Architect" and the "Engineers," as those terms are defined in Section 3.1 of this Tenant Work Letter, which fees shall, notwithstanding anything to the contrary contained in this Tenant Work Letter, not exceed an aggregate amount equal to $3.50 per rentable square foot of the Building, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord's consultants in connection with the preparation and review of the "Construction Drawings," as that term is defined in Section 3.1 of this Tenant Work Letter;

2.2.1.2 The payment of plan check, permit and license fees relating to construction of the Second Amendment Tenant Improvements;

2.2.1.3 The cost of construction of the Second Amendment Tenant Improvements, including, without limitation, testing and inspection costs, hoisting and trash removal costs, and contractors' fees and general conditions;

2.2.1.4 The cost of any changes in the structural portions of the Building and/or the Building systems when such changes are required by the Construction Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

2.2.1.5 The cost of any changes to the Construction Drawings or Second
Amendment Tenant Improvements required by all applicable building codes (the "Code");

2.2.1.6 Sales and use taxes and Title 24 fees; and

2.2.l.7 All other costs reasonably expended by Landlord in connection with the construction of the Second Amendment Tenant Improvements (specifically excluding any logistical coordination fee and any amounts payable by Landlord to PMA (as that term is defined in Section 5.2, below) in connection with Tenant's construction of the Tenant Improvements. There will be no charge for freight elevator usage or parking during construction of the Second Amendment Tenant Improvements.

2.2.2 Disbursement of Second Amendment Tenant Improvement Allowance. During the construction of the Second Amendment Tenant Improvements, Landlord shall make monthly disbursements of the Second Amendment Tenant Improvement Allowance for Second Amendment Tenant Improvement Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows.

2.2.2.1 Monthly Disbursements. On or before a day of each calendar month to be specified by Landlord, during the construction of the Second Amendment Tenant Improvements, Tenant shall deliver to Landlord: (i) a request for payment of the "Contractor," as that term is defined in Section 4.1 of this Tenant Work Letter, approved by Tenant, in a form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of the Second Amendment Tenant Improvements in the Building, detailing the portion of the work completed and the portion not completed; (ii) invoices from all of "Tenant's Agents," as that term is defined in Section 4.1.2 of this Tenant Work Letter, for labor rendered and materials delivered to the Property; (iii) executed mechanic's lien releases from all of Tenant's Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Sections 8132, 8134, 8136 and 8138; and (iv) all other information reasonably requested by Landlord. Tenant's request for payment shall be deemed Tenant's acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant's payment request. Thereafter, Landlord shall deliver a check to Tenant made jointly payable to Contractor and Tenant in payment of the lesser of: (A) the amounts so requested by Tenant, as set forth in this Section 2.2.2.1, above, less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the "Final Retention"), and (B) the balance of any remaining available portion of the Second Amendment Tenant Improvement Allowance (not including the Final
Retention), provided that Landlord does not dispute any request for payment based on non compliance of any work with the "Approved Working Drawings," as that term is defined in Section 3.4 below, or due to any substandard work, or for any other reasonable basis. Landlord's payment of such amounts shall not be deemed Landlord's approval or acceptance of the work furnished or materials supplied as set forth in Tenant's payment request.

2.2.2.2 Final Retention. Subject to the provisions of this Tenant Work Letter, a check for the Final Retention payable jointly to Tenant and Contractor shall be delivered by Landlord to Tenant following the completion of construction of the Second Amendment Tenant Improvements, provided that (i) Tenant delivers to Landlord properly executed mechanics lien releases in compliance with both California Civil Code Section 8134 and either 8136 or Section 8138, (ii) Landlord has determined that no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, or the structure or exterior appearance of the Building, and (iii) Architect delivers to Landlord a certificate, in a form reasonably acceptable to Landlord, certifying that the construction of the Second Amendment Tenant Improvements in the Property has been substantially completed.

2.2.2.3 Other Terms. Landlord shall only be obligated to make disbursements from the Second Amendment Tenant Improvement Allowance to the extent costs are incurred by Tenant for Second Amendment Tenant Improvement Allowance Items. All Second Amendment Tenant Improvement Allowance Items for which the Second Amendment Tenant Improvement Allowance has been made available shall be deemed Landlord's property under the terms of the Lease.

2.3 Standard Second Amendment Tenant Improvement Package. Landlord has established specifications (the "Specifications") for the Property standard components to be used in the construction of the Second Amendment Tenant Improvements in the Property (collectively, the "Standard Improvement Package"), which Specifications shall be supplied to Tenant by Landlord. The quality of Second Amendment Tenant Improvements shall be equal to or of greater quality than the quality of the Specifications, provided that the Second Amendment Tenant Improvements shall comply with certain Specifications as designated by Landlord and provided that the parties agree that the existing finishes and materials in the Premises meet the building standards. Landlord may make changes to the Specifications for the Standard Improvement Package from time to time.

SECTION 3

CONSTRUCTION DRAWINGS

3.1 Selection of Architect/Construction Drawings. Tenant shall retain the architect/space planner designated by Tenant and reasonably approved by Landlord (the "Architect") to prepare the "Construction Drawings," as that term is defined in this Section 3.1; provided that Landlord hereby approves Kimberly Krenek. Tenant shall retain the engineering consultants designated by Landlord (the “Engineers") to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work in the Building. Landlord hereby approves Helix Mechanical, Inc. for all mechanical, HVAC and plumbing related work, Ickler Electrical Corp. for electrical work and Bryant Construction to act as the general contractor. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the "Construction Drawings." All Construction Drawings shall comply with the drawing format and specifications determined by Landlord, and shall be subject to Landlord's reasonable approval, which approval will be given or denied (with a written statement of reasons for denial and proposed changes necessary to obtain Landlord's consent) within ten (10) business days after submittal to Landlord. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord's review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord's review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord's space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant's waiver and indemnity set forth in the Lease shall specifically apply to the Construction Drawings.

3.2 Final Space Plan. Tenant shall supply Landlord with four (4) copies signed by Tenant of its final space plan for the Second Amendment Tenant Improvements before any architectural working drawings or engineering drawings have been commenced. The final space plan (the "Final Space Plan") shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein. Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan. Landlord shall advise Tenant within five (5) business days after Landlord's receipt of the Final Space Plan for the Second Amendment Tenant Improvements if the same is unsatisfactory or incomplete in any respect (together with a written statement of any changes necessary to address Landlord's concerns). If Tenant is so advised, Tenant shall promptly cause the Final Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require.

3.3 Final Working Drawings. After the Final Space Plan has been approved by Landlord, which approval shall not be unreasonably withheld, Tenant shall supply the Engineers with a complete listing of standard and non-standard equipment and specifications, including, without limitation, B.T.U. calculations, electrical requirements and special electrical receptacle requirements for the Property, to the extent necessary to enable the Engineers and the Architect to complete the "Final Working Drawings" (as that term is defined below) in the manner as set forth below. Upon the approval of the Final Space Plan by Landlord and Tenant, Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the Second Amendment Tenant Improvements, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the "Final Working Drawings") and shall submit the same to Landlord for Landlord's approval. Tenant shall supply Landlord with four (4) copies signed by Tenant of such Final Working Drawings. Landlord shall advise Tenant within five (5) business days after Landlord's receipt of the Final Working Drawings for the Premises if the same is unsatisfactory or incomplete in any respect (together with a written statement of any changes necessary to address Landlord’s concerns). If Tenant is so advised, Tenant shall immediately revise the Final Working Drawings in accordance with such review and any disapproval of Landlord in connection therewith.

3.4 Approved Working Drawings. The Final Working Drawings shall be approved by Landlord (the "Approved Working Drawings"), which approval shall not be unreasonably withheld, prior to the commencement of construction of the Second Amendment Tenant Improvements by Tenant. After approval by Landlord of the Final Working Drawings, Tenant may submit the same to the appropriate municipal authorities for all applicable building permits (the "Permits"). Tenant hereby agrees that neither Landlord nor Landlord's consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Property and that obtaining the same shall be Tenant's responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent may not be unreasonably withheld, conditioned or delayed.

SECTION 4

CONSTRUCTION OF THE SECOND AMENDMENT TENANT IMPROVEMENTS

4.1 Tenant’s Selection of Contractors.

4.1.1 The Contractor. A general contractor shall be retained by Tenant to construct the Second Amendment Tenant Improvements. Such general contractor ("Contractor") shall be selected by Tenant and reasonably approved by Landlord; provided Bryant Construction is hereby approved.

4.1.2 Tenant's Agents. All subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as "Tenant’s Agents") shall be subject to Landlord's reasonable approval; provided Helix Mechanical. Inc. and IckIer Electrical Corp. are hereby approved.

4.2 Construction of Second Amendment Tenant Improvements by Tenant’s Agents.

4.2.1 Construction Contract; Cost Budget. Prior to Tenant's execution of the construction contract and general conditions with Contractor (the "Contract"), Tenant shall submit the Contract to Landlord for its approval, which approval shall not be unreasonably withheld or delayed; provided that Landlord's approval of the Contract shall not be required in the event that (i) the Contract contains commercially standard indemnity provisions, (ii) complies with the insurance provisions of Section 4.2.2.4 below, and (iii) complies with the warranty and guarantee provisions of Section 4.2.2.3 below. Prior to the commencement of the construction of the Second Amendment Tenant Improvements, and after Tenant has accepted all bids for the Second Amendment Tenant Improvements, Tenant shall provide Landlord with a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred, as set forth more particularly in Sections 2.2.1.1 through 2.2.1.7, above, in connection with the design and construction of the Second Amendment Tenant Improvements to be performed by or at the direction of Tenant or the Contractor, which costs form a basis for the amount of the Contract (the "Final Costs"). Prior to the commencement of construction of the Second Amendment Tenant Improvements, Tenant shall supply Landlord with cash in an amount (the "Over Allowance Amount") equal to the difference between the amount of the Final Costs and the amount of the Second Amendment Tenant Improvement Allowance (less any portion thereof already disbursed by Landlord, or in the process of being disbursed by Landlord, on or before the commencement of construction of the Second Amendment Tenant Improvements). The Over Allowance Amount shall be disbursed by Landlord prior to the disbursement of any of the then remaining portion of the Second Amendment Tenant Improvement Allowance, and such disbursement shall be pursuant to the same procedure as the Second Amendment Tenant Improvement Allowance. In the event that, after the Final Costs have been delivered by Tenant to Landlord, the costs relating to the design and construction of the Second Amendment Tenant Improvements shall change, any additional costs necessary to such design and construction in excess of the Final Costs, shall be paid by Tenant to Landlord immediately as an addition to the Over-Allowance Amount or at Landlord's option, Tenant shall make payments for such additional costs out of its own funds, but Tenant shall continue to provide Landlord with the documents described in Sections 2.2.2.1(i), (ii), (iii) and (iv) of this Tenant Work Letter, above, for Landlord's approval, prior to Tenant paying such costs. Notwithstanding anything set forth in this Tenant Work Letter to the contrary, construction of the Second Amendment Tenant Improvements shall not commence until (a) Landlord has approved the Contract, and (b) Tenant has procured and delivered to Landlord a copy of all Permits.

4.2.2 Tenant's Agents.

4.2.2.1 Landlord's General Conditions for Tenant's Agents and Second Amendment Tenant Improvement Work. Tenant's and Tenant's Agent's construction of the Second Amendment Tenant Improvements shall comply with the following: (i) the Second Amendment Tenant Improvements shall be constructed in strict accordance with the Approved Working Drawings; (ii) Landlord's reasonable rules and regulations for the construction of improvements in the Building; and (iii) Tenant shall abide by all rules made by Landlord's Building manager with respect to the use of freight, loading dock and service elevators, storage of materials, and any other matter in connection with this Tenant Work Letter, including, without limitation, the construction of the Second Amendment Tenant Improvements. In the event of a conflict between the Approved Working Drawings and Landlord's construction rules and regulations, Landlord, in its sole and absolute discretion, shall determine which shall prevail.

4.2.2.2 Indemnity. Tenant's indemnity of Landlord as set forth in the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant's Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant's non-payment of any amount arising out of the Second Amendment Tenant Improvements and/or Tenant's disapproval of all or any portion of any request for payment. Except to the extent arising from Landlord's negligence or willful misconduct, such indemnity by Tenant, as set forth in the Lease, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord's performance of any ministerial acts reasonably necessary (i) to permit Tenant to complete the Second Amendment Tenant Improvements, and (ii) to enable Tenant to obtain any building permit or certificate of occupancy for the Property.

4.2.2.3 Requirements of Tenant's Agents. Each of Tenant's Agents shall guarantee to Tenant and for the benefit of Landlord that the portion of the Second Amendment Tenant Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Each of Tenant's Agents shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the completion of the work performed by such contractor or subcontractors. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Second Amendment Tenant Improvements, and/or the Building and/or common areas that may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the Second Amendment Tenant Improvements shall be contained in the Contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.

4.2.2.4 Insurance Requirements.

4.2.2.4.1 General Coverages. All of Tenant's Agents shall carry worker's compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, with limits reasonably approved by Landlord, in form and with companies as are required to be carried by Tenant as set forth in the Lease.

4.2.2.4.2 Special Coverages. Tenant shall carry or cause the Contractor to carry "Builder's All Risk" insurance in an amount reasonably approved by Landlord covering the construction of the Second Amendment Tenant Improvements, and such other insurance as Landlord may reasonably require, it being understood and agreed that the Second Amendment Tenant Improvements shall be insured by Tenant pursuant to the Lease immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord including, but not limited to, the requirement that all of Tenant's Agents shall carry excess liability and Products and Completed Operation Coverage insurance, each in amounts not less than $500,000 per incident, $1,000,000 in aggregate, and in form and with companies as are required to be carried by Tenant as set forth in the Lease.

4.2.2.4.3 General Terms. Certificates for all insurance carried pursuant to this Section 4.2.2.4 shall be delivered to Landlord before the commencement of construction of the Second Amendment Tenant Improvements and before the Contractor's equipment is moved onto the site. All such policies of insurance must contain a provision that the company writing said policy or the insured will give Landlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. In the event that the Second Amendment Tenant Improvements are damaged by any cause during the course of the construction thereof, Tenant shall repair the same. Tenant's Agents shall maintain all of the foregoing insurance coverage in force until the Second Amendment Tenant Improvements are fully completed and accepted by Landlord, except for any Products and Completed Operation Coverage insurance required by Landlord, which is to be maintained for ten (10) years following completion of the work and acceptance by Landlord and Tenant. All policies carried under this Section 4.2.2.4 shall insure Landlord and Tenant, as their interests may appear, as well as Contractor and Tenant's Agents. All insurance, except Workers' Compensation, maintained by Tenant's Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 4.2.2.2 of this Tenant Work Letter. In connection with any Second Amendment Tenant Improvements which cost in excess of $1,000,000.00 in the aggregate, Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of the Second Amendment Tenant Improvements and naming Landlord as a co-obligee.

4.2.3 Governmental Compliance. The Second Amendment Tenant Improvements shall comply in all respects with the following: (i) the Code and other state,

federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer's specifications.

4.2.4 Inspection by Landlord. Landlord shall have the right to inspect the Second Amendment Tenant Improvements at all times, provided however, that Landlord's failure to inspect the Second Amendment Tenant Improvements shall in no event constitute a waiver of any of Landlord's rights hereunder nor shall Landlord's inspection of the Second Amendment Tenant Improvements constitute Landlord's approval of the same. Should Landlord disapprove any portion of the Second Amendment Tenant Improvements, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved. Any defects or deviations in, and/or disapproval by Landlord of, the Second Amendment Tenant Improvements shall be rectified by Tenant at no expense to Landlord (but such cost may be charged against the Second Amendment Tenant Improvement Allowance), provided however, that in the event Landlord determines that a defect or deviation exists or disapproves of any matter in connection with any portion of the Second Amendment Tenant Improvements and such defect, deviation or matter might adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the Building, the structure or exterior appearance of the Building, Landlord may, take such action as Landlord deems necessary, at Tenant's expense and without incurring any liability on Landlord's part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Second Amendment Tenant Improvements until such time as the defect, deviation and/or matter is corrected to Landlord's satisfaction.

4.2.5 Meetings. Commencing upon the execution of the Lease, Tenant shall hold weekly meetings at a reasonable time, with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Second Amendment Tenant Improvements, which meetings shall be held at either the Building or a location mutually agreed upon by both Landlord and Tenant, and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings, and, upon Landlord's reasonable request, certain of Tenant's Agents shall attend such meetings. In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be promptly delivered to

Landlord. One such meeting each month shall include the review of Contractor's current request for payment. Notwithstanding the foregoing, Tenant's obligation to hold any meetings with the Architect and the Contractor pursuant to this Section 4.2.5 above shall only apply to the extent that (i) any Permits are required by an applicable governmental authority in connection with such Second Amendment Tenant Improvements, and (ii) such practice is normal and customary in the industry for construction projects of similar scope and nature to the applicable Second Amendment Tenant Improvements; provided that Tenant's obligation to notify Landlord in connection with any such meetings, and Landlord's right to attend such meetings, as set forth in this Section 4.2.5 above, shall continue to apply in connection with any such meetings, regardless if Tenant is, or is not, required to hold any such meetings pursuant to this Section
4.2.5 above.

4.3 Notice of Completion: Copy of Record Set of Plans. Within ten (10) days after completion of construction of the Second Amendment Tenant Improvements, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Building is located in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant's agent for such purpose, at Tenant's sole cost and expense. At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) to certify to the best of their knowledge that the "record-set" of as-built drawings are true and correct, which certification shall survive the expiration or termination of the Lease, and (C) to deliver to Landlord four (4) sets of copies of such record set of drawings within ninety (90) days following issuance of a certificate of occupancy for the Premises, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises.

SECTION 5
MISCELLANEOUS
5.1 Tenant’s Representative. Tenant has designated Lana Thurman as its sole representative with respect to the matters set forth in this Tenant Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

5.2 Landlord's Representative. Landlord has designated Project Management Advisors, Inc. ("PMA") as a third party project manager for construction oversight of the Second Amendment Tenant

Improvements on behalf of Landlord, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

5.3 Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a "number of days" shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

5.4 Tenant's Lease Default. Notwithstanding any provision to the contrary contained in the Lease, if an event of default as described in the Lease, as amended, or this Tenant Work Letter has occurred at any time on or before the substantial completion of the Second Amendment Tenant Improvements, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, as amended, Landlord shall have the right to withhold payment of all or any portion of the Second Amendment Tenant Improvement Allowance and/or Landlord, and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease, as amended.